As filed with the Securities and Exchange Commission on September 23, 2009
Registration No. 333-161499

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Empire Resorts, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)		13-3714474 (I.R.S. Employer Identification Number)
c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013 Monticello, New York 12701 (845) 807-0001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph E. Bernstein
Chief Executive Officer
Empire Resorts, Inc.
c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013
Monticello, New York 12701
                    (845) 807-0001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
__________________________

Copies to: Robert H. Friedman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300
________________________________________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	7,081,966 shares	$1.86 (2)	$13,172,457	$735(3)

(1)
In the event of a stock split, stock dividend and similar transactions involving the registrant’s common stock, $0.01 par value per share, the shares registered hereby shall automatically be increased or decreased pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Market on August 18, 2009.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2009

PROSPECTUS

7,081,966 SHARES OF COMMON STOCK

Empire Resorts, Inc.

This prospectus relates to the reoffer and resale by the selling stockholders identified in this prospectus of up to an aggregate 7,081,966 shares of our common stock, $0.01 par value per share (“Common Stock”), which includes 277,778 shares of our Common Stock that are issuable upon the exercise of warrants with exercise prices of $0.01 per share.  We will not receive any proceeds from the sale of our Common Stock under this prospectus.

The selling stockholders may sell the securities, from time to time, on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

Our principal executive offices are located at c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.  Our telephone number is (845) 807-0001.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “NYNY.”  The last reported sale price for our Common Stock on September 22, 2009 was $3.62 per share.

This investment involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ____, 2009.

Page

You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents.

ii

PROSPECTUS SUMMARY

This summary represents a summary of all material terms of the offering and only highlights the more detailed information that appears elsewhere, or is incorporated by reference, in this prospectus. This summary may not contain all the information important to you as an investor. Accordingly, you should carefully read this entire prospectus before deciding whether to invest in our Common Stock.

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this prospectus refer collectively to Empire Resorts, Inc., a Delaware corporation, and its subsidiaries.

SUMMARY OF THE COMPANY

General

We were organized as a Delaware corporation on March 19, 1993, and since that time have served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

We have concentrated on developing gaming operations in New York State.  Through our wholly-owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles Northwest of New York City.  At Monticello Casino and Raceway, we operate more than 1,200 VGMs as an agent for the New York State Lottery and conduct pari-mutuel wagering through the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

On June 11, 2009, MRMI entered into a management services agreement (the “Agreement”) with Sportsystems Gaming Management at Monticello, LLC (“Sportsystems”), a wholly owned subsidiary of Delaware North Companies, dated as of June 10, 2009, whereby MRMI retained Sportsystems to provide MRMI with management and consulting services in connection with the video gaming, food service, and related hospitality businesses conducted by MRMI for a term of three years.  Sportsystems will be paid a base management fee of 0.75% of the gross gaming revenue of MRMI.  In addition, Sportsystems will earn an incentive fee equal to 20% of any improvement of EBITDA over a base EBITDA of $9.4 million after accounting for the base management fee, subject to adjustment under certain circumstances.  If the planned Concord Hotel and Casino commences gaming operations during the term of the Agreement, MRMI and Sportsystems have agreed to renegotiate in good faith to make changes to the method by which the management and incentive fees are calculated as are reasonable, appropriate and equitable under the circumstances.

We also plan to grow and diversify our current business operations by pursuing joint ventures or other growth opportunities.  We have an agreement, subject to certain conditions, with Concord Associates, L.P. (“Concord”), pursuant to which we (or a wholly-owned subsidiary reasonably acceptable to Concord) shall be retained by Concord Empire Raceway Corp. (“Raceway Corp.”), a subsidiary of Concord, to provide advice and general managerial oversight with respect to the operations at a harness horse racing facility (the “Track”) to be constructed at that certain parcel of land located in the Town of Thompson, New York and commonly known as the Concord Hotel and Resort.  No assurance can be given that the conditions to the closing of the transaction will be satisfied in order to complete the transaction, as planned.

We have been working since 1996 to develop a Class III casino on a 29.31 acre site owned by us adjacent to our Monticello, New York facility.  As used herein, Class III gaming means a full casino including slot machines, on which the outcome of play is based upon randomness, and various table games including, but not limited to, poker, blackjack and craps. Initially, this effort was pursued through agreements with various Indian tribes.  Our most recent efforts were pursuant to agreements with the St. Regis Mohawk Tribe.  We were advised, however, that on January 4, 2008, the St. Regis Mohawk Tribe received a letter from the Bureau of Indian Affairs denying the St. Regis Mohawk Tribe’s request to take 29.31 acres into trust for the purpose of building a Class III gaming facility to be located at Monticello Casino and Raceway.

On July 18, 2008, our subsidiaries, MRMI, Monticello Raceway Development Company, LLC and Monticello Casino Management, LLC entered into a settlement agreement with the St. Regis Mohawk Gaming Authority and the St. Regis Mohawk Tribe pursuant to which the parties agreed to release all claims against the other parties. The settlement was amended on October 10, 2008 to eliminate any remaining unfulfilled conditions and included our agreement to reimburse the St. Regis Mohawk Tribe approximately $444,000 for expenses incurred by them in connection with the project.

Much of our ability to develop a successful business plan is now dependent on our efforts to develop our interests in the Catskills region of the State of New York, and our financial results in the future will be based on different activities than those from our prior fiscal years, assuming that we continue as a going concern.

Going Concern and Liquidity

Our ability to continue as a going concern is dependent upon a determination that we did not have the obligation to repurchase our senior convertible notes due July 31, 2014 (the “Notes”) on July 31, 2009, and/or our ability to arrange financing with other sources to fulfill our obligations under the PAB Loan, as defined below, and the Notes, if required.  We are continuing our efforts to obtain financing, but there is no assurance that we will be successful in doing so. These factors, as well as continuing net losses and negative cash flows from operating activities, raise substantial doubt about our ability to continue as a going concern.  Our consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.  These circumstances caused our Independent Registered Public Accounting Firm to include an explanatory paragraph in their report dated March 13, 2009 on our consolidated financial statements at December 31, 2008 and for the year then ended regarding their substantial doubt about our ability to continue as a going concern.  Substantial doubt about our ability to continue as a going concern may create negative reactions to the price of the common shares of our stock and we may have a more difficult time obtaining financing.

On July 27, 2009, we entered into an amended and restated loan agreement (the “PAB Loan”), among us, the subsidiary guarantors party thereto, The Park Avenue Bank, in its capacity as assignee of Bank of Scotland, and The Park Avenue Bank, as assignee of Bank of Scotland, as agent, which amended and restated our $10.0 million secured credit facility with the Bank of Scotland (the “Credit Facility”).  As a condition to the closing of the PAB Loan, we issued warrants to purchase an aggregate of 277,778 shares of our Common Stock, at an exercise price of $0.01 per share, to The Park Avenue Bank and a designee of the participant under the PAB Loan (together, the “Warrants”).  The Warrants expire on July 26, 2014.  On July 27, 2009, we also entered into a Registration Rights Agreement with The Park Avenue Bank and the Participant in connection with issuance of the Warrants (the “Registration Rights Agreement”).  The Registration Rights Agreement provides the holders of the Warrants with, among other things, certain rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of the shares issuable upon exercise of the Warrants.  The PAB Loan provides for a short term maturity date of July 28, 2009.  On July 29, 2009, The Park Avenue Bank delivered to us and the subsidiary guarantors under the PAB Loan, a notice of the occurrence of an event of default under the PAB Loan as a result of our failure to pay principal thereunder when due on the maturity date of July 28, 2009.  As a result, all principal outstanding under the PAB Loan, in the amount of approximately $4.4 million, is immediately due and payable.  Pursuant to the terms of the PAB Loan, during the continuance of this event of default, we are required to pay interest on the unpaid principal amount of the outstanding loans at a rate per annum equal to the greater of (i) the US prime rate plus 5.50% and (ii) 9.00%, plus, in either case, 6%.

 On July 29, 2009, The Park Avenue Bank delivered a notice to The Bank of New York advising that, as a result of the occurrence of the event of default under the PAB Loan described above, a standstill period has commenced under that certain Intercreditor Agreement, dated as of July 11, 2005, by and among Bank of Scotland, The Bank of New York, as trustee under the indenture for the benefit of each holder of the Notes (the “Indenture”), us and our subsidiaries party thereto (the “Intercreditor Agreement”). Under the terms of the Intercreditor Agreement, during the continuance of the standstill period each holder of the Notes and The Bank of New York, as trustee under the indenture for the benefit of each holder of the Notes, are prohibited from exercising any rights or remedies in respect of collection on, set off against, marshalling of, or foreclosure on the collateral pledged by us to secure its obligations under the Notes.  The standstill period will continue until the earlier to occur of: (i) The Park Avenue Bank’s express waiver or acknowledgement of the cure of the applicable event of default in writing or the occurrence of the discharge of the PAB Loan secured obligations, and (ii) the date that is 90 days from the date of the Bank of New York’s receipt of the standstill notice.

 On June 30, 2009, pursuant to the indenture, we furnished the written notice required to be delivered by us to the trustee of the Notes of the time and manner under which each holder could elect to require us to repay the full principal amount due under the Notes plus accrued and unpaid interest thereon on July 31, 2009 (the “Put Right”).  As contemplated by the indenture, we included with the notice the written form to be completed, signed (with signature guaranteed), and delivered by each holder to the trustee before close of business on July 31, 2009 to require us to purchase the Notes. However, on July 30 and 31, 2009, and on August 3, 2009, we requested, but never received, from the trustee copies of all forms delivered to it by which any election was made for us to purchase the Notes or any part thereof.  Neither the trustee nor any holder furnished to us any originals or copies of any such signed forms which had to be completed, signed and delivered to the trustee by close of business on July 31, 2009 to require us to purchase the Notes.  As the forms required to be completed, signed, and delivered by July 31 2009 were not completed, signed and delivered by then, we concluded that we are not obligated to purchase and pay for the Notes before their maturity on July 31, 2014.  On August 3, 2009, we received a notice from three entities, asserting that they were beneficial holders of Notes in an aggregate principal amount of $48,730,000, and that we were in default under the indenture by not purchasing and paying for them.  Accordingly, on August 5, 2009, we instituted a declaratory judgment action in the Supreme Court of the State of New York in Sullivan County, in which we named as defendants the trustee, i.e., The Bank of New York Mellon Corporation, The Depository Trust Company and twelve entities claiming interests in the Notes.  In the action, we allege two causes of action, one seeking a declaration by the Court that the defendants failed to properly exercise any option pursuant to Section 3.07(a) of the indenture to require us to purchase their interest in the Notes, and the other cause of action seeking a declaration that the three entities which gave the purported notice of default have not invoked the Default Consequences under the indenture. We did not make the interest payment on the Notes of $2.6 million that was due on July 31, 2009.  The same three entities that gave us the notice on August 3, 2009 also gave written notice to us on August 11, 2009, asserting that we were in default under the indenture for not paying the interest due on July 31, 2009.  On August 20, 2009, we made the interest payment to the Bank of New York, as trustee, on the Notes of $2.6 million that was due on July 31, 2009.  The interest payment was made within the time period permitted pursuant to the indenture governing the Notes.

 If the right to demand repayment of the Notes had been validly exercised, we would not have an immediate source of repayment for our obligations under the PAB Loan or the Notes.  Moreover, it is anticipated that our current operations will not provide sufficient cash flow to repay these obligations at maturity, if we are required to do so.

 A failure to repurchase the Notes when required would result in an event of default under the indenture and could result in a cross-default under any other credit agreement to which we may be a party at such time.  In addition, an event that may constitute a change in control under the indenture may also be an event of default under any credit agreement or other agreement governing future debt.  These events permit the lenders under such credit agreement or other agreement to accelerate the debt outstanding thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt or result in our becoming involved in an insolvency proceeding.

On August 19, 2009, we entered into an Investment Agreement (the “Investment Agreement”) with Kien Huat Realty III Limited, a corporation organized under the laws of the Isle of Man (“Kien Huat”), pursuant to which, (i)  on such date, we issued to Kien Huat 6,804,188 shares of our Common Stock, or approximately 19.9% of the outstanding shares of Common Stock on a pre-transaction basis, for aggregate consideration of $11 million (the “First Tranche”), and (ii) at a future date, subject to and following stockholder approval of the transaction, as required under applicable NASDAQ Marketplace Rules, and the satisfaction of other customary closing conditions, we will issue to Kien Huat an additional 27,701,852 shares of our Common Stock for additional consideration of $44 million (the “Second Tranche”).  During the period between the closing of the First Tranche and the closing of the Second Tranche, we are subject to certain customary covenants related to the operation of our business.

As a result of the closing of the Second Tranche, if approved by our stockholders and subject to customary closing conditions, Kien Huat would own 34,506,040 shares of our Common Stock, representing one share less than 50.0% of our voting power following the closing.  We intend to use the proceeds of the First Tranche and, if such tranche is approved by stockholders, the Second Tranche for transaction costs, to pay interest on existing indebtedness, including interest on the Notes, and for general working capital.

Under the Investment Agreement, the parties also agreed to negotiate in good faith and cooperate to mutually agree upon the terms and conditions of a loan agreement, to be executed upon the closing of the Second Tranche in a form and substance reasonably agreeable to the parties, pursuant to which it is anticipated that Kien Huat will make available to us a loan of up to the lesser of $10 million or the maximum amount we are then permitted to borrow under the terms of our existing indebtedness.  We would be permitted to use the proceeds of this loan, among other things, to repay in full, purchase or acquire by assignment any of our remaining obligations under the PAB Loan and for working capital purposes.

In connection with the Investment Agreement, we also entered into a registration rights agreement with Kien Huat that provides, among other things, that Kien Huat may require that we file one or more “resale” registration statements, registering under the Securities Act the offer and sale of all of our Common Stock issued or to be issued to Kien Huat pursuant to the Investment Agreement.

Concurrently with the execution of the Investment Agreement, holders of approximately 38% of our outstanding Common Stock entered into a stockholder voting agreement, pursuant to which such stockholders, among other things, agreed to vote all of the shares of our voting capital stock that such stockholders own in favor of the proposals to be recommended by us at the special meeting of stockholders to be held to approve the transactions contemplated by the Investment Agreement and other related matters.

As required under the Investment Agreement, we also entered into a First Amendment to our Rights Agreement (the “Rights Agreement Amendment”) with Continental Stock Transfer & Trust Company, as rights agent, effective August 19, 2009.  The Rights Agreement Amendment amended that certain rights agreement, dated as of March 24, 2008, by and between us and the rights agent (the “Rights Agreement”) to provide that no person will become an “Acquiring Person,” as such term is defined therein, if such person becomes the beneficial owner of 20% or more of our Common Stock then outstanding as a consequence of an agreement, transaction or understanding with us that has been previously approved by a majority of our Board of Directors.  As permitted under the Rights Agreement Amendment, the Board of Directors resolved that Kien Huat is not and will not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement as a result of the execution of the Investment Agreement and the consummation of the transactions contemplated thereby.

Subject to certain conditions, under the terms of the Investment Agreement, Kien Huat is entitled to recommend three directors whom we are required to cause to be elected or appointed to our Board of Directors.  Upon the closing of the First Tranche on August 19, 2009, Kien Huat recommended two of the three directors, Au Fook Yew and G. Michael Brown, who were appointed to the Board of Directors to serve within the Class II and I classes, respectively, with terms expiring at the annual meeting during the calendar year 2011 and 2010, respectively.  Messrs. Au and Brown are restricted from participating in the deliberations of our Board of Directors or voting as directors pending the preliminary review of each of their and Kien Huat’s applications for licensure by the New York State Racing and Wagering Board.  In addition, Kien Huat will be entitled to recommend the appointment of a third director upon the closing of the Second Tranche.

We entered into a consulting agreement with Mr. Au, dated as of August 19, 2009 (the “Consulting Agreement”), pursuant to which Mr. Au has agreed to provide us with certain consulting services, including assisting us in expanding our presence in the gaming industry and advising us on matters related to casino development.  In consideration of the services to be performed under the Consulting Agreement, we have agreed to pay to Mr. Au $300,000 annually, paid in equal monthly installments.  The term of the Consulting Agreement expires on the third anniversary of the date of its execution, unless extended by mutual agreement of the parties.

On August 12, 2009, the Board of Directors approved an amendment to our Second Amended and Restated By-laws, in accordance with the terms of the Investment Agreement, which became effective upon the closing of the First Tranche.  The amendment modifies the methods by which notice of special meetings of the Board of Directors may be given and provides that such notices must be given to the members of the Board of Directors at least 72 hours before the time fixed for the meeting.

As required under the Investment Agreement, we also filed a Certificate of Amendment to the Certificate of Designations of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware on August 19, 2009, which increased the number of shares constituting such series of preferred stock to 95,000.

Our principal executive office is located at c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York 12701.  Our telephone number is (845) 807-0001.

SUMMARY OF THE OFFERING

This prospectus relates to the reoffer and resale, from time to time, of up to 7,081,966 shares of our Common Stock by the selling stockholders listed below, which consists of: (i) 277,778 shares underlying the Warrants that we issued on July 27, 2009, in accordance with the PAB Loan, to The Park Avenue Bank and Alan Lee and (ii) 6,804,188 shares that we issued to Kien Huat, in accordance with the Investment Agreement.  In connection with the above, we agreed to register the resale of the 7,081,966 shares of Common Stock with the Securities and Exchange Commission.

Our registration of the resale of our Common Stock does not necessarily mean that all or any portion of such Common Stock will be offered for resale by the selling stockholders. We will not receive any proceeds from the sale of our Common Stock under this prospectus.  We have agreed to bear the expenses of registering the shares under all federal and state securities laws.

RISK FACTORS

You should read and carefully consider the risks described below together with the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, each of which is on file with the Securities and Exchange Commission, and are incorporated by reference in this prospectus, and in any accompanying prospectus supplement.

An investment in our Common Stock involves a high degree of risk. The risk factors described below and incorporated herein by reference are those that we consider to be material to an investment in our Common Stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed therein. If such an adverse event occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment.  Before you invest in our Common Stock, you should be aware of various risks, including those described below and incorporated by reference herein. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our Common Stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 11.

The Second Tranche may not close as anticipated.

 On August 19, 2009, the Company entered into the Investment Agreement with Kien Huat, pursuant to which Kien Huat agreed to invest a total of $55 million in new equity capital in the Company in two tranches in exchange for Common Stock representing just under 50% of the voting power of the Company.  Upon the closing of the First Tranche on August 19, 2009, the Company issued to Kien Huat 6,804,188 shares of Common Stock, representing approximately 19.9% of the outstanding shares of Common Stock on a pre-transaction basis, for aggregate consideration of $11 million.  Of this amount, approximately $2.6 million was used to pay interest on the Notes.  We expect that the Second Tranche will close during the second half of 2009, but it is possible that the Second Tranche may not close when anticipated, if at all.  The closing of the Second Tranche is conditioned upon our obtaining stockholder approval of the transaction contemplated by the Investment Agreement as well as our compliance with other requirements contained therein, including customary closing conditions.  If the Second Tranche does not close, we will not receive the additional $44 million that Kien Haut has agreed to invest in us pursuant to the Investment Agreement. Accordingly, a delay or failure to close the Second Tranche may inhibit our ability to execute our business plan and could have a material adverse effect on our liquidity.  In addition, we cannot predict the resultant impact on our stock price if the Second Tranche does not close.

If the Court determines that the right to demand repayment of the Notes has been validly exercised, we may not have an immediate source of repayment for our obligations under the PAB Loan or the Notes.

Our ability to continue as a going concern is dependent upon a determination by a court of competent jurisdiction that we did not have the obligation to repay the full principal amount of $65 million due under the Notes on July 31, 2009, and/or our ability to arrange financing to fulfill our obligations under the Loan Agreement and the Notes.

In June 2009, we entered into discussions with The Park Avenue Bank regarding the refinancing of our then existing Credit Facility, which was scheduled to mature in July 2009.  On July 27, 2009 those discussions resulted in our entry into definitive documents providing for the PAB Loan, pursuant to which, among other things, the Bank of Scotland assigned its existing rights and obligations under the Credit Facility to The Park Avenue Bank.  The PAB Loan matured on July 28, 2009 and because we failed to pay the approximately $4.4 million principal amount due on maturity, on July 29, 2009, The Park Avenue Bank delivered to us a notice of the occurrence of an event of default under the PAB Loan accelerating all of our payment obligations thereunder.   On July 29, 2009, The Park Avenue Bank also delivered a notice to The Bank of New York, as trustee under the Indenture, notifying it that a standstill period had commenced under the Intercreditor Agreement.  During the continuance of the standstill period the holders of our Notes are generally prohibited from exercising any remedy to collect or foreclose on the collateral pledged by us to secure our obligations under the Notes.  The standstill period will continue until the earlier of: (i) The Park Avenue Bank’s express waiver or acknowledgement of the cure of the applicable event of default or the occurrence of the discharge of the PAB Loan secured obligations, and (ii) 90 days from the date of the Bank of New York’s receipt of the standstill notice.

On June 30, 2009, pursuant to the Indenture, we furnished the written notice required to be delivered by us to the trustee of our Notes of the time and manner under which each holder could elect to require us to purchase the Notes pursuant to the Put Right.  As contemplated by the Indenture, we included with the notice the written form to be completed, signed (with signature guaranteed), and delivered by each holder of the Notes to the trustee before close of business on July 31, 2009 to require us to purchase the Notes. We requested, but never received, from the trustee copies of any forms delivered to it by which any election was made for us to purchase the Notes or any part thereof.  Neither the trustee nor any holder furnished to us any originals or copies of any such signed forms which had to be completed, signed and delivered to the trustee by close of business on July 31, 2009 to require us to purchase the Notes.  As the forms required to be completed, signed, and delivered by July 31, 2009 were not completed, signed and delivered by then, we are not obligated to purchase and pay for any Notes before their maturity on July 31, 2014.  On August 3, 2009, we received a notice from three entities, asserting that they were beneficial holders of our Notes in an aggregate principal amount of $48,730,000, and that we were in default under the Indenture by not purchasing the Notes on July 31, 2009.  On August 5, 2009, we instituted a declaratory judgment action in the Supreme Court of the State of New York in Sullivan County (the “Court”), seeking a declaration confirming that (i) the holders of the Notes failed to properly exercise the Put Right contained in the Indenture in respect of any of the Notes and (ii) the three entities that gave the purported notice of default are not, therefore, entitled to invoke, and have not invoked, the rights and remedies available upon the occurrence of a default under the Indenture.

If the Court, or another court of competent jurisdiction, issues a non-appealable final judgment holding that the right to demand repayment of the Notes has been validly exercised, we would not have an immediate source of repayment for our obligations under the PAB Loan or the Notes.  While Kien Huat has agreed under the terms of the Investment Agreement to invest an additional $44 million in the Company upon the closing of the Second Tranche, there can be no assurance that the Second Tranche will close when anticipated or at all. Moreover, it is anticipated that our current operations will not provide sufficient cash flow to repay these obligations at maturity, if we are required to do so.  A failure to repurchase the Notes when required would result in an event of default under the Indenture and could result in a cross-default under any other credit agreement to which we may be a party at such time.  Accordingly, our ability to continue as a going concern is dependent upon a determination that we did not have the obligation to repurchase our Notes on July 31, 2009, and/or our ability to arrange financing to fulfill our obligations under the PAB Loan and our Notes, and no assurance can be made that financing necessary to fulfill our obligations under the PAB Loan and our Notes will be available on commercially reasonable terms, if it all.

Kien Huat has the ability to exert significant influence over our operations.

 Kien Huat is the beneficial holder of 6,804,188 shares of Common Stock, representing approximately 16.6% of our presently outstanding shares of Common Stock.  At a future date, subject to and following stockholder approval of the transaction and satisfaction or waiver of other customary closing conditions, we will issue to Kien Huat an additional 27,701,852 shares of Common Stock upon the closing of the Second Tranche, as a result of which Kien Huat would own one share less than 50.0% of our voting power following the closing.  Additionally, under the terms of the Investment Agreement, if any option or warrant outstanding as of the closing of the Second Tranche (or, in limited circumstances, if issued after the closing of the Second Tranche) is exercised after the closing of the Second Tranche, Kien Huat will have the right (following notice of such exercise) to purchase an equal number of additional shares of our Common Stock as are issued upon such exercise at the exercise price for the applicable option or warrant.  Upon the closing of the First Tranche on August 19, 2009, Kien Huat recommended two director nominees, Au Fook Yew and G. Michael Brown, who were appointed to the Board of Directors in accordance with the terms of the Investment Agreement.  Messrs. Au and Brown are restricted from participating in the deliberations of our Board of Directors or voting as directors pending the preliminary review of each of their and Kien Huat’s applications for licensure by the New York State Racing and Wagering Board.  Kien Huat will also be entitled to recommend the appointment of a third director nominee upon the closing of the Second Tranche, whom the Company will be required to cause to be elected or appointed to its Board of Directors, and Kien Huat will have the right to nominate one of the directors it has nominated to serve as the Chairman of the Board of Directors.  Additionally, following the closing of the Second Tranche and until such time as Kien Huat ceases to own capital stock with at least 30% of the voting power of the Company outstanding at such time, the Board of Directors will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving the Company and its subsidiaries and certain other matters without the affirmative vote of the Board Representatives.  Consequently, Kien Huat has the ability to exert significant influence over our policies and affairs, including the election of our Board of Directors and the approval of any action requiring a stockholder vote, such as amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets, as well as matters where the interests of Kien Huat may differ from the interests of our other stockholders in some respects.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission for the resale of the Common Stock being offered under this prospectus.  This prospectus does not contain all the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  The selling stockholders will not make an offer to sell these shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us.  You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “project,” “seek,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and replace this information.  We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering:

(1)	Our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2008;

(2)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2009;

(3)	Our Quarterly Report on Form 10-Q for the period ended June 30, 2009;

(4)	The filed portions of our Current Report on Form 8-K filed on February 5, 2009;

(5)	The filed portions of our Current Report on Form 8-K filed on March 23, 2009;

(6)	The filed portions of our Current Report on Form 8-K filed on March 24, 2009;

(7)	The filed portions of our Current Report on Form 8-K filed on April 14, 2009

(8)	The filed portions of our Current Report on Form 8-K filed on April 17, 2009;

(9)	The filed portions of our Current Report on Form 8-K filed on May 1, 2009;

(10)	The filed portions of our Current Report on Form 8-K filed on May 29, 2009;

(11)	The filed portions of our Current Report on Form 8-K filed on June 3, 2009;

(12)	The filed portions of our Current Report on Form 8-K filed on June 9, 2009;

(13)	The filed portions of our Current Report on Form 8-K filed on June 15, 2009;

(14)	The filed portions of our Current Report on Form 8-K filed on June 30, 2009;

(15)	The filed portions of two Current Reports on Form 8-K filed on July 10, 2009;

(16)	The filed portions of our Current Report on Form 8-K filed on July 22, 2009;

(17)	The filed portions of our Current Report on Form 8-K filed on July 30, 2009;

(18)	The filed portions of our Current Report on Form 8-K filed on August 6, 2009;

(19)	The filed portions of our Current Report on Form 8-K filed on August 18, 2009;

(20)	The filed portions of our Current Report on Form 8-K filed on August 19, 2009;

(21)	The filed portions of our Current Report on Form 8-K filed on August 21, 2009;

(22)	The filed portions of our Current Report on Form 8-K filed on September 4, 2009;

(23)	The filed portions of our Current Report on Form 8-K filed on September 16, 2009; and

(24)
The description of our Common Stock contained in our registration statement on Form 8-A12B, as filed with the Securities and Exchange Commission on June 20, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at:

Empire Resorts, Inc.
Attention: Investor Relations
c/o Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, New York 12701
(845) 807-0001

USE OF PROCEEDS

The selling stockholders will receive all the proceeds from any sale of our Common Stock under this prospectus.  Accordingly, we will not receive any part of the proceeds from the sale of our Common Stock under this prospectus.

SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders, the number of shares beneficially owned by the selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of Common Stock owned by the selling stockholders after the offering is completed.  The selling stockholders have not been officers, directors or had any material relationships within the past three years with us or any of our predecessors or affiliates, except as follows.  Eric Reehl, our Chief Restructuring Officer and Chief Financial Officer, is currently serving as the Acting Chief Financial Officer for Park Avenue Bancorp, Inc., a New York domiciled commercial bank and an affiliate of The Park Avenue Bank.  Kien Huat is party to the Investment Agreement governing the investment of up to $55 million in our Common Stock and providing Kien Huat with certain governance rights, including representation on our board of directors.

At the closing of the First Tranche Kien Huat appointed two directors to our Board of Directors and upon closing of the Second Tranche will have the right to appoint a third director under the terms of the Investment Agreement.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Name	Number of Common Shares Owned Prior to the Offering		Number of Common Shares to be Offered	Number of Common Shares/Percentage of Class to Be Owned After Completion of the Offering
The Park Avenue Bank (1)	166,667	(2)	166,667	0/0%
Alan Lee	111,111	(2)	111,111	0/0%
Kien Huat Realty III Limited (3)	6,804,188		6,804,188	0/0%
TOTAL:	7,081,966		7,081,966

(1)
Charles J. Antonucci, Sr., Chief Executive Officer of The Park Avenue Bank, and Donald G. Glascoff, Jr., Chairman of the Board of The Park Avenue Bank, have voting and dispositive power over the shares underlying the warrant held by The Park Avenue Bank.

(2)	Represents shares underlying a warrant that is currently exercisable.

(3)	Mr. Lim Kok Thay, a director of Kien Huat, may be deemed to have shared beneficial ownership of the shares held by Kien Huat.

Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

PLAN OF DISTRIBUTION
The selling stockholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Subject to compliance with applicable law, the selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	options or other hedging transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders have represented and warranted to us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

To our knowledge, the selling stockholders are not broker-dealers or affiliates of a broker-dealer.

We are required to pay all fees and expenses incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of Common Stock offered under this prospectus has been passed upon by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.  Robert H. Friedman, a member of such firm, is our secretary, a former director of the company and holds options to purchase shares of our Common Stock.  Other members of such firm own shares of our Common Stock.

EXPERTS

The financial statements incorporated by reference to the annual report on Form 10-K have been incorporated in reliance on the report of Friedman LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses which will be paid by us in connection with the securities being registered.  With the exception of the Securities and Exchange Commission registration fee, all amounts shown are estimates.

SEC Registration Fee	$735
Legal Fees and Expenses	$5,000
Accounting Fees and Expenses	$2,500
Miscellaneous	$265
Total	$8,500

ITEM 15.                      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article V of the Registrant’s amended and restated bylaws and Article Sixth of our certificate of incorporation provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law and that the Registrant shall pay the expenses incurred in defending any proceeding in advance of its final disposition.  However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 16.                      Exhibits.

Exhibit No.	Description
5.1*	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to legality of the Common Stock.
23.1*	Consent of Friedman LLP.
23.2*	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1.
24.1	Power of Attorney (included on the signature page to the Registration Statement on Form S-3 filed by the Company on August 21, 2009).

*           Filed herewith.

ITEM 17.                      Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monticello, State of New York, on the 23rd day of September, 2009.

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
	Name:	Joseph E. Bernstein
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph E. Bernstein	Chief Executive Officer (Principal Executive Officer)	September 23, 2009
Joseph E. Bernstein

/s/ Joseph A. D’Amato	Chief Financial Officer (Principal Financial and Accounting Officer)	September 23, 2009
Joseph A. D’Amato

Director
Ralph J. Bernstein

*	Director	September 23, 2009
Louis R. Cappelli

*	Director	September 23, 2009
Paul A. deBary

*	Director	September 23, 2009
James Simon

Director
Au Fook Yew

*	Director	September 23, 2009
Nancy Palumbo

*	Director	September 23, 2009
G. Michael Brown

*By: /s/ Joseph E. Bernstein
Joseph E. Bernstein, Attorney in fact

Exhibit No.	Description

5.1*	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to legality of the Common Stock.

23.1*	Consent of Friedman LLP.

23.2*	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1.

24.1	Power of Attorney (included on the signature page to the Registration Statement on Form S-3 filed by the Company on August 21, 2009).

*           Filed herewith